Exhibit 10.23

October 15, 2018

PERSONAL AND CONFIDENTIAL

David J. King, Ph.D. 310 Cole Ranch Road Encinitas, CA 92024

Re:Transition and Resignation Agreement

Dear David:

This letter confirms your notice to aTyr Pharma, Inc. (the "Company") that you will be resigning from employment. Per our discussions, this letter sets forth an agreement between you and the Company regarding your resignation plan (the "Agreement") whereby, in short, the Company is offering to continue your at-will employment during the Transition Period (defined below) and thereafter provide you with the Severance Benefit (defined below) in exchange for you satisfying certain Conditions (defined below) including entering into this Agreement, which contains a standard release of claims.

Regardless of whether you enter into this Agreement, the following shall occur:

•	the Company will pay you your accrued salary through the Separation Date (defined below);
•	the Company will pay you your accrued but unused vacation through the Separation Date;
•

the Company will provide you with the right to continue group health care coverage after the Separation Date under the federal law known as "COBRA", which will be described in a separate written notice;

•

the Company will reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company's behalf through the Separation Date, after the Company's timely receipt of appropriate documentation pursuant to the Company's business expense reimbursement policy;

•	consistent with your September 13, 20 16 offer letter, you will not be eligible for an annual bonus in 2018 given that you will not remain employed by the Company on the bonus payment date;
•

you will remain bound before and after the Separation Date by your continuing  post employment obligations under your September 28, 20 16 Employee Nondisclosure and Assignment Agreement (the ''NDA"), which include, without limitation, your obligations to not use or disclose the Company's Proprietary Information (as defined in the NDA), to promptly return all Company materials and Proprietary Information in your possession, refrain from prohibited employee solicitation activities for a period of one (1) year after the Separation Date, and to refrain from disparaging activities; and

•	you will cease vesting on the Separation Date in your outstanding stock options and other equity awards granted to you pursuant to the terms and conditions of your grant agreements and the Company's corresponding equity plans (the "Equity Documents"), and your right to exercise any vested shares will be governed by the Equity Document s.

The remainder of this letter sets forth the terms of the Agreement. You acknowledge that you are entering into this Agreement knowingly and voluntarily. With those understandings, you and the Company agree as follows:

1.       Transition and Resignation from Employment

(a)Planned Resignation Date; Transition Period. Unless you sooner resign or are terminated by the Company for Cause (as defined in the Company's December 21, 2015 Executive Severance and Change in Control Policy (the "Severance Policy")), 1   your resignation from at-will

employment with the Company will become effective at close of business on December 31, 2018 (the "Planned Resignation Date"). Your actual last day of employment-whether the Planned Resignation Date or sooner as described in the preceding sentence-shall be referred to as the "Separation Date" and the period from the Effective Date (defined below) through the Separation Date shall be referred to as the "Transition Period." On the Separation Date, you agree to sign any reasonable documentation requested by the Company to effectuate your resignation from all officer positions you hold with the Company. Finally, the Company will cooperate with you with respect to the timing and substance of any internal communications and required disclosures pursuant to SEC rules and regulations, in either case regarding your resignation (as applicable).

(b)Transitional Duties. During the Transition Period, you will remain an at-will employee and be obligated to timely and satisfactorily perform the duties of your position as Chief Scientific Officer and any other duties reasonably requested by the Company that are either consistent with your position or reasonable to ensure a smooth transition of your position (the "Transitional Duties").

For all portions of the Transition Period through October 31, 2018 (the "Initial Transition Period"), you shall perform the Transitional Duties on a full-time basis. For all portion s of the Transition Period after October 31, 2018 (for the avoidance of doubt, through no later than December 31, 2018) (the "Remaining Transition Period"), you shall perform the Transitional Duties on less than a full-time basis as may be mutually agreed. To the extent reasonably required, you shall perform the Transitional Duties from the Company's offices unless requested by the President & CEO to perform them from another location or other work location arrangements are mad e and approved by the President & CEO.

The Company hereby waives its right to prohibit you during the Transition Period from owning an equity interest in any investment fund or portfolio company of Frazier Healthcare Partner s or any other entity affiliated with Frazier Healthcare  Partners, including without limitation Lassen Therapeutics 1, Inc. ("Frazier") or any other entity or performing consulting services for Frazier, provided, however that (x) consistent with the NDA , any Company Innovations (as defined under the NDA), and as modified herein, generated by you in connection with your Transitional Duties shall be assigned to the Company, and (y) you otherwise comply with your continuing obligations

1 As of the date this Agreement is provided to you, the Company has no reason to believe that you will be terminated for Cause.

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(including, without limitation, confidentiality of Proprietary Information) under the NDA. The term, "Company Innovation s" and any analogous term in any agreement between you and the Company is hereby limited with respect to discoveries during the Transition Period relating to tRNA synthetase biology (including, for example, the therapeutic and/or diagnostic potential of tRNA synthetases, including fragments and splice variants thereof , and their receptors, including neuropilin-2, associated signaling pathway s and antibodies thereto) and which are the subject of active development within the Company as of the Effective Date, Section 7 of the NDA shall not apply to any invention that is made after October 31, 2018 that does not constitute a Company Innovation.

(c)Compensation and Benefits. With respect to your base salary, you shall continue to receive your current base salary rate during the Initial Transition Period, and you shall receive a pro-rata portion of your current base salary rate during the Remaining Transition Period commensurate with the percentage of full-time work the Transitional Duties comprise (with any pro-rata adjustments taking effect only on the beginning of each new pay period).2

During the entirety of the Transition Period, you shall continue to vest in any grants of equity you currently hold pursuant to the terms and conditions of the Equity Documents, and also continue to be eligible to participate in the Company's employee benefit plans subject to the terms and conditions of such plans. If the amount of your Transitional Duties during the Remaining Transition Period makes you ineligible to participate in the Company's group health care plans and you timely elect COBRA continuation coverage (which will be provided to you under separate cover at the applicable time), then the Company will pay you a cash amount equal to the same percentage of your COBRA premiums for the applicable months of ineligibility during  the Remaining Transition Period that it would have paid for your premium s under the Company's group health care plans.

(d)Acknowledgment Regarding Good Reason. By signing this Agreement, you acknowledge and agree that neither the Company's tendering of this Agreement nor its terms taking effect specifically, any diminution in hours of work, responsibilities, authority, duties, compensation or benefits pursuant to Sections 1(b)-(c) above-shall constitute Good Reason as defined in the Severance Policy because any such diminution is voluntary on your part in coordination with your plan to resign. Similarly, you acknowledge and agree that your resignation becoming effective on the Planned Resignation Date (if you remain employed until then) will not constitute a termination by the Company without Cause or a resignation by you for Good Reason as defined under the Severance Policy.

2.	Severance Benefit

Provided that you satisfy each of the Conditions (defined below), the Company will retain you as a consultant pursuant to the term s of the Consulting Agreement attached hereto as Exhibit B effective on the Commencement Date (as defined therein) (the "Severance Benefit").   For the

2 For example, if during the first pay period in the Remaining Transition Period you perform Transitional Duties on a 75% of full-time basis, your base salary rate for that pay period would be equal to 75% of your current base salary rate. If mid-way through that first pay period or at the outset of the immediately following pay period you then perform Transitional Duties on a 60% of full-time basis, your base salary rate for that second pay period would be adjusted to 60% of your current base salary rate.

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avoidance of doubt, if you do not satisfy all of the Conditions, the Consulting Agreement will be null and void.

For purposes of this Agreement, the "Conditions" shall mean: (i) you sign and return this

Agreement and the Consulting Agreement within the timeframe specified in Section 7(h) below;

(ii) you comply with the terms of this Agreement (including, without limitation, successfully performing the Transitional Duties) and the NDA; (iii) your employment does not end before the Planned Resignation Date due to either a termination by the Company for Cause (as defined in the Separation Agreement) or a resignation by you; and (iv) the "Supplemental Release" attached hereto as Exhibit B becomes effective within the timeframe s specified therein. The Supplemental Release will include a corresponding release by the Company against you.

3.	Release of Claims

In consideration for, among other terms, the Company agreeing to continue your at-will employment no later than the Planned Resignation and your eligibility for the Severance Benefit, to which you acknowledge you would otherwise not be entitled , you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current  and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the "Releasees") generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown ("Claims") that, as of the date when you sign this Agreement , you have, ever had , now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: relating to your employment by the Company and the decision regarding your separation from employment with the Company; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law (including, without limitation , Claims of discrimination or retaliation under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and the California Fair Employment and Housing Act); under any other federal or state statute (including, without limitation , Claims under the Fair Labor Standards Act, the Family and Medical Leave Act, the California Family Rights Act and any other state or local leave of absence law); for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the California Labor Code or otherwise; and for damages or other remedies of any sort, including, without limitation , compensatory damages, punitive damages, injunctive relief and attorney's fees; provided, however, that this release shall not adversely affect or preclude you from enforcing your rights under this Agreement , your vested rights under the Equity Documents or the Company's employee benefit plan s, your rights as a shareholder , your rights to indemnification w1der that certain September 2 1, 2016 Indemnification Agreement between you and the Company (the "Indemnification Agreement"), or any rights that cannot be released as a matter of law.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney's fees or costs from any of the Releasees with respect to any Claim released by this Agreement other than in the event of a breach of this Agreement by the Company.   As a

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material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

In consideration for, among other terms, the above release of Claims by you, the Company voluntarily releases and forever discharges you generally from all Claims that, as of the date when the Company signs this Supplemental Release, the Company has, ever had, now claims to have or ever claimed to have had against you, including, without limitation, all Claims relating to your employment by and separation from employment with the Company; provided that the Company does not release you from any (x) civil Claim that is based on conduct that also satisfies the elements of a criminal offense or (y) breach by you of your NDA (collectively, "Excepted Claims"). The undersigned Company representative has no knowledge as of the date he signs this Supplemental Release that the Company has any Excepted Claim against you.

4.	California Civil Code Section 1542

You and the Company acknowledge that you and the Company have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You and the Company, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principle s of similar effect.

5.	Continuing Obligations under the NDA

Regardless of whether you execute this Agreement, you will remain bound by your continuing obligations under the NDA, the terms of which are incorporated herein by reference.

6.	Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. "Agreement-Related Information" means the existence and terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your immediate family members, any legal or tax advisors, Fraizer, any subsequent employer or prospective subsequent employer and any other party approved by the President & CEO, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confident ial. Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued

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court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

7.	Other Provisions

(a)Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement, the Supplemental Release or the NDA limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a "Government Agency"). In addition, nothing contained in this Agreement, the Supplemental Release, or the NDA limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually , or as part of any collective or class action); provided that nothing in this Agreement, the Supplemental Release, or the NDA limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(b)Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company. Additionally, in signing this Agreement, the Company is not relying upon any promises or representations made by you.

(c)Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby , and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e)Jurisdiction. You and the Company hereby agree that the state and federal courts nearest San Diego, California shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(f)   Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in

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accordance with its fair meaning, and not to be construed strictly for or against either you or the

Company or the "drafter" of all or any portion of this Agreement.

(g)Entire Agreement. This Agreement, as well as the Consulting Agreement and Supplemental Release (if and when they become effective), constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, except the NDA, the Equity Document s, the Indemnification Agreement and any obligations specifically preserved in this Agreement.

(h)Time for Consideration; Effective Date. You understand and acknowledge that you have been given the opportunity to consider this Agreement for seven (7) days from your receipt of this Agreement before signing it (the "Consideration Period "). In signing this Agreement, you acknowledge that you have knowingly and voluntarily entered into this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Holly Chrzanowski Winter (3545 John Hopkins Court, Suite #250, San Diego, CA 92121; hchrzanowski@atyrpharma.com) at or before the expiration of the Consideration Period. This Agreement shall become effective on the date it becomes fully executed (the "Effective Date").

(i)Counterparts.This Agreement may be executed in separate counterparts. When all counterpru1s are signed, they shall be treated together as one and the same document.

[signature page follows ]

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Please indicate your agreement to the te1ms of this Agreement by signing and returning a PDF copy within the time period and in the manner specified above.

Very truly yours,

ATYR PHARMA, INC.

/s/ Sanjay S. Shukla	15 October 2018
Sanjay S. Shukla, M.D., M.S.	Date
President and Chief Executive Officer

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ David King	15 October 2018
David J. King, Ph.D.	Date

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EXHIBIT A TO TRANSITION AND RESIGNATION AGREEMENT

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made by and between aTyr Pharma, Inc. ("Company"), having a principal place of business at 3545 John Hopkins Court, Suite #250, San Diego, California 92121, and David J. King, Ph.D. ("Consultant"), an individual having a principal place of business at 310 Cole Ranch Road, Encinitas, CA 92024. Provided that all of the Conditions (as defined in that certain Transition and Resignation Agreement to which this Agreement is attached) are satisfied, this Agreement shall commence effective on the later of January 7, 2019 or the date the Supplemental Release (as defined in the Transition and Resignation Agreement) becomes effective (the applicable date being the "Commencement Date").

1.Retention of Services. Effective on the Effective Date, the Company hereby retains Consultant to advise and consult with the Company in the communication and transition of information and knowledge relating to: the Company's discovery and development programs based on tRNA synthetase biology (including , for example, the therapeutic and/or diagnostic potential oftRNA synthetases, including fragments and splice variants thereof , and their receptors , including neuropilin-2 , associated signaling pathway s and antibodies thereto) and which are the subject of active development within the Company as of the Effective Date, Consultant shall devote such time to the services hereunder as Consultant and the Company as may be mutually agreed from time to time.

2.	Compensation and Other Benefits.

2.1Fees. The Company will pay Consultant fees for services rendered at the rate of $350.00 per hour, which will be paid in arrears within thirty (30) days after the end of the applicable month:

2.2Expenses. Company shall reimburse Consultant for reasonable expenses incurred in connection with Consultant's performance of services under this Agreement, provided that the expenses are approved in advance by the Chief Executive Officer of Company and Consultant promptly provides documentation satisfactory to Company to support Consultant's request for reimbursement.

3.Independent Contractor Relationship.Consultant's relationship with Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant wi ll not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave. Consultant will not be authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by the Chief Executive Officer of Company. Consultant will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority. In addition, Consultant will be solely responsible for, and will file on a timely basis, all tax returns and payment s required to be filed with, or made to, any federal, state or local tax authority with

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respect to the performance of services and receipt of fees under this Agreement. No part of Consultant's compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Consultant by filing a Form 1099-MISC with the Internal Revenue Service as required by law.

3.1Method of Performing Services; Results. In accordance with Company's objectives, Consultant will determine the method, details and means of performing the services required by this Agreement. Company shall have no right to, and shall not, control the manner or determine the method of performing Consultant's services. Consultant shall provide the services for which Consultant is engaged to the reasonable satisfaction of Company. Company may suggest to Consultant, from time to time, methods or strategies Company believes may assist Consultant in the performance of Consultant's services under this Agreement. Consistent with Consultant' s independent contractor status, however, Consultant shall exercise Consultant's independent business discretion in determining whether or not to follow Company's suggestions.

3.2Workplace, Hour s and Instrumentalities.Consultant may perform the services required by this Agreement at any place or location and at such times as Consultant shall determine. Consultant agrees to provide all tools and instrumentalities, if any, required to perform the services under this Agreement; however, Company wi ll/may at its convenience make available to Consultant suitable office space, computer equipment, and the like, to facilitate the efficient rendering of Consultant's services to Company. Such facilities shall be used by Consultant, if at all, at Consultant 's discretion.

4.	Intellectual Property Rights.

4.	1Disclosure and Assignment of Innovations.

(a)Innovations; Company Innovations. "Innovations" includes processes, machine s, compositions of matter, improvements, inventions (whether or not protectable under patent laws), work s of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask work s, trademarks , trade names, trade dress, trade secrets, know-how , ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark , trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. "Company Innovations" are Innovations that Consultant, solely or jointly with others, conceives, reduces to practice , creates, derives, develops or makes within the scope of Consultant's work for Company under this Agreement relating to tRNA synthetase biology (including, for example, the therapeutic and/or diagnostic potential oftRNA synthetases, including fragments and splice variants thereof, and their receptors including neuropilin-2, associated signaling pathway s and antibodies thereto) and which are the subject of active development within the Company as of the Effective Date, provided that any intellectual property generated by the Consultant in connection with the Consultant's performance of consulting services for Frazier (as defined in the Transition and Resignation Agreement) will not constitute Company Innovations .

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(b)Disclosure and Ownership of Company Innovations.Consultant agrees to make and maintain adequate and current records of all Company Innovations, which records shall be and remain the property of Company. Consultant agrees to promptly disclose to Company every Company Innovation. Consultant hereby does and will assign to Company, or Company 's designee, Consultant 's entire worldwide right, title and interest in and to all Company Innovations and all associated records and intellectual property rights.

(c)Assistance. Consultant agrees to execute upon Company's request a signed transfer of Company Innovations to Company for each of the Company Innovations, including, but not limited to, computer programs, notes, sketches, drawings and reports. Consultant agrees to assist Company in any reasonable manner to obtain, perfect and enforce, for Company's benefit, Company's rights, title and interest in any and all countries, in and to all patents, copyrights, moral right s, mask works, trade secrets, and other property rights in each of the Company Innovations. Consultant agrees to execute, when requested, for each of the Company Innovations (including derivative works, improvements, renewal s, extensions, continuations, divisionals, continuations in part, or continuing patent application s thereof), (i) patent , copyright, mask work or similar applications related to such Company Innovation, (ii) documentation (including without limitation assignment s) to permit Company to  obtain, perfect and enforce Company's right, title and interest in and to such Company Innovation, and (iii) any other lawful documents deemed necessary by Company to carry out the purpose of this Agreement. If called upon to render assistance under this paragraph, Consultant will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of Company. In the event that Company is unable for any reason to secure Consultant's signature to any document Consultant is required to execute under this Paragraph 4.1(c) ("Assistance"), Consultant hereby irrevocably designates and appoint s Company and Company's duly authorized officers and agents as Consultant's agents and attorneys-in-fact to act for and in Consultant's behalf and instead of Consultant, to execute such document with the same legal force and effect as if executed by Consultant.

(d)Out-of-Scope Innovations. Consultant agrees that Consultant will not incorporate, or permit to be incorporated , any Innovation s conceived, reduced to practice, created, derived, developed or made by others, or any Innovations relating in any way to Company's business or demonstrably anticipated research or development or business which were conceived, reduced to practice, created, derived , developed or made by Consultant either outside of the scope of Consultant's work for Company under this Agreement or prior to the Commencement Date (collectively, the "Out-of-Scope Innovations ") into any of the Company Innovations without Company's prior written consent.

4.2	Confidential Information.

(a)Definition of Confidential Information. "Confidential Information " as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae that constitute Company Innovations (as defined in the Transition and Resignation Agreement).

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(b)Nondisclosure and Nonuse Obligations. Except as permitted in this paragraph, Consultant shall neither use nor disclose the Confidential Information. Consultant may use the Confidential Information solely to perform services for the benefit of Company. Consultant agrees that Consultant shall treat all Confidential Information of Company with the same degree of care as Consultant accords to Consultant's own Confidential Information, but in no case less than reasonable care. If Consultant is not an individual, Consultant agrees that Consultant shall disclose Confidential Information only to those of Consultant's employees who need to know such information, and Consultant certifies that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to Consultant under this Agreement. Consultant agrees not to communicate any information to Company in violation of the proprietary rights of any third party. Consultant will immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information and agrees to assist Company in remedying any such unauthorized use or disclosure of the Confidential Information.

(c)ExclusionsfromNondisclosureandNonuseObligations. Consultant's obligations under Paragraph 4.2(b) ("Nondisclosure and Nonuse Obligations ") with respect to any portion of the Confidential Information shall not apply to any such portion which:

(a)was in the public domain at or subsequent to the time such portion was communicated to Consultant by Company through no fault of Consultant; (b) was rightfully in Consultant 's possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Consultant by Company; or (c) was developed by employees of Consultant independently of and without reference to any information communicated to Consultant by Company. A disclosure of Confidential Information by Consultant , either: (a) in response to a valid order by a court or other governmental body; (b) otherwise required by law; or (c) necessary to establish the rights of either party under this Agreement , shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

(d) Insider Trading. Consultant hereby acknowledges that Confidential Information disclosed by Company under this Agreement or obtained by Consultant in the course of performing duties hereunder may constitute material, non-public information with respect to Company under applicable securities laws. Consultant agrees to abide by all applicable securities laws with respect to such Confidential Information and, without limiting the generality of the foregoing or any other provision of this Agreement, agrees NOT to: (a) purchase or sell, directly or indirectly, any Company securities while in possession of relevant material, nonpublic information relating to Company received from the Company or others in connection herewith; or

(b)communicate any material, nonpublic information relating to Company to any other person in which it is reasonably foreseeable that such per son is likely to (i) purchase or sell Company securities, or (ii) otherwise directly or indirectly benefit from such information. Without limiting any of the confidentiality and insider trading obligations included in this Agreement, Consultant shall not discuss any information concerning Company obtained by Consultant in the course of performing the Services with any financial, securities or industry analyst or with the media without the written agreement of Company.

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(e) Defend Trade Secrets Act. Consultant acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1): "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made  (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal."

4.3Ownership and Return of Company Property.All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, all other tangible media of expression), equipment, documents, data, and other property furnished to Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of services under this Agreement (collectively, the "Company Property") are the sole and exclusive property of Company or Company's supplier s or customers, and Consultant hereby does and will assign to Company all rights, title and interest Consultant may have or acquire in the Company Property. Consultant agrees to keep all Company Property at Consultant' s premises unless otherwise permitted in writing by Company. At the end of this Agreement, or at Company's request, and no later than five (5) days after the end of this Agreement or Company 's request, Consultant shall destroy or deliver to Company, at Company's option: (a) all Company Property; (b) all tangible media of expression in Consultant's possession or control which incorporate or in which are fixed any Confidential Information; and (c) written certification of Consultant's compliance with Consultant's obligations under this subparagraph.

4.4Observance of Company Rule s. At all times while on Company 's premises, Consultant will observe Company's rules and regulations with respect to conduct, health and safety and protection of persons and property.

5.	[Deleted]

6.	Term and Termination.

6.1Term. This Agreement is effective as of the Commencement Date set forth above and will end June 30, 2019. This Agreement is renewable upon the mutual consent of both parties. The terms of such renewal must be in writing and signed by both Company and Consultant.

7.	General Provisions.

7.1Successors and Assigns. The rights and obligation s of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Consultant may not assign its rights, subcontract or otherwise delegate its obligations under this Agreement without Company's prior written consent.

7.2Agreement to Arbitrate. Consultant and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the consulting relationship between Consultant and Company, and any disputes upon termination of the consulting relationship, including claim s for violation of any local, state or federal law, statute, regulation or ordinance or common law. The arbitration will be conducted in San Diego

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County, California, by a single neutral arbitrator and in accordance with the American Arbitration Association's ("AAA") then current rules for resolution of commercial disputes. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

7.3Survival. The definitions contained in this Agreement and the rights and obligations contained in Paragraphs 4 ("Intellectual Property Rights") and 7 ("General Provisions") will survive any termination or expiration of this Agreement.

7.4Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt;

(c)	by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may specify in writing.

7.5Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Except for the matters to be resolved pursuant to subparagraph 7.3 hereof, each of the partie s irrevocably consents to the personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

7.6Severability.  If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.7Waiver; Amendment; Modification. No term or provision hereof will be considered waived by Company, and no breach excused by Company, unless such waiver or consent is in writing signed by Company. The waiver by Company of, or consent by Company to, a breach of any provision of this Agreement by Consultant, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Consultant. This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

7.8Injunctive   Relief   for   Breach.Consultant's obligations under this Agreement are of a unique character that gives them particular value. Consultant's breach of any of such obligations will result in irreparable and continuing damage to Company for which there

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will be no adequate remedy at law. Accordingly, in the event of such breach, the parties agree that Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

7.9Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Consultant for Company.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Commencement Date.

ATYRPHARMA, INC.CONSULTANT

/s/ Nancy Denyes Krueger	By: David King
Nancy Denyes Krueger	David J. King, Ph.D.
VP, Legal Affairs and Secretary

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EXHIBIT B TO TRANSITION AND RESIGNATION AGREEMENT

SUPPLEMENTAL RELEASE

Background

I, David J. King, Ph.D., acknowledge that I entered into a Transition and Resignation Agreement with aTyr Pharma, Inc. (the "Company") in connection with my resignation from employment with the Company. I further acknowledge that this is the Supplemental Release referenced in and attached as Exhibit B to the Transition and Resignation Agreement, and that this Supplemental Release becoming effective is one of the Condition s of my receipt of the Severance Benefit. All terms that are capitalized but not defined herein shall have the meanings ascribed to them under the Transition and Resignation Agreement.

I understand that for this Supplemental Release to become effective, I must sign this Supplemental Release no earlier than the Planned Resignation Date and return the signed copy to Holly Chrzanowski Winter (3545 John Hopkins Court, Suite #250, San Diego, CA 92121; hchrzanowski @atyrpharma.com) no later than January 3, 2018. Accordingly, I acknowledge that I have had twenty-one (2 1) days to consider this Supplemental Release since first receiving it with the Transition and Resignation Agreement. I further acknowledge that for the period of seven (7) days from the date when I sign this Supplemental Release, I have the right to revoke this Supplemental Release by written notice to Ms. Winter. This Supplemental Release shall not become effective or enforceable during the revocation period. This Supplemental Release shall become effective on the first day following the expiration of the revocation period.

This Supplemental Release shall be supplemental to the release of claims in Section 3 of the Transition and Resignation Agreement, which shall remain in full force and effect regard less of whether this Supplemental Release becomes effective.

My Rel ease

In consideration for, among other terms, the Severance Benefit, to which I acknowledge I would otherwise not be entitled, I voluntarily release and forever discharge the Company, its affiliated and related entities (including, without limitation, its parent companies), its and their respective predecessors, successors and assigns, its and their respective employee benefit plan s and fiduciaries of such plan s, and the current and former   officers, directors, shareholders, employees,   attorneys, accountant s and   agents of each   of the foregoing in their official and personal capacities (collectively referred to as the "Releasees") generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown ("Claims") that , as of the date when I sign this Supplement al Release, I have, I had , now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation , all Claim s: my employment with and separation from employment  with the Company; of wrongful discharge or violation   of public policy; of breach   of contract; of defamation or other torts;

of retaliation or discrimination under federal, state or  local law (including, without limitation, Claim s of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and the California Fair Employment and Housing Act); under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the Family and Medical Leave Act , the California Family Rights Act and any other state or local leave of absence law); for wages, bonuses, incentive compensation , commission s, stock, stock options, vacation pay or any other compensation or benefits, either  under the California Labor Code or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney's fees; provided, however, that  this release shall not adversely  affect or preclude me from enforcing my rights under  the Transit ion and Resignation Agreement, my vested rights under the

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Equity Document s or the Company's employee benefit plan s, my rights as a shareholder, my rights to indemnification under the Indemnification Agreement, or any rights that cannot be released as a matter of law. I agree not to accept damages of any nature, other equitable or legal remedies for my own benefit or attorney's fees or costs from any of the Releasees with respect to any Claim released by this Supplemental Release other than in the event of a breach of the Transition and Resignation Agreement by the Company. I represent that I have not assigned any Claim to any third party.

I acknowledge that I have been advised to consult with legal counsel and am familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibit s the release of unknown claims, which provide s as follows : A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR

RELEASED PARTY. I, being aware of said code section, agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.

I HAVE READ THIS SUPPLEMENTAL RELEASE THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS SU PPLEMENTAL RELEASE I S A LEGAL DOCUMENT. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY THE COM PANY TO DISCUSS ALL ASPECTS OF THIS SUPPLEMENTAL RELEASE WITH AN ATTORNEY.

David J. King, Ph.D.

Date

The Company's Release

In consideration for, among other terms, the above release of Claims by you, David J. King, Ph .D, in this Supplemental Release, the Company voluntarily releases and forever discharges you generally from all Claims that, as of the date when the Company signs this Supplemental Release, the Company has, ever had, now claims to have or ever claimed to have had against you, including, without limitation , all Claims relating to your employment by and separation from employment with the Company; provided that the Company does not release you from any (x) civil Claim that is based on conduct that also satisfies the elements of a criminal offense or (y) breach by you of your NDA (collectively, "Excepted Claims").  The undersigned Company representative has no knowledge as of the date he signs this Supplemental Release that the Company has any Excepted Claim against you.

The undersigned acknowledges that he has been advised to consult with legal counsel and is familiar with the provision s of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provide s as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN   BY   HIM   OR   HER,   WOULD   HAVE   MATERIALLY

AFFECTED HIS OR HER

SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. The undersigned, being aware of said code section, agree to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

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Sanjay   S. Shukla, M.D., M.S. President and Chief Executive Officer

Date

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